Exhibit 10.1
FIFTH AMENDMENT TO OFFICE LEASE
THIS FIFTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made as of the 10th day of October, 2011 (the “Effective Date”) by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (“Landlord”), and SCIQUEST, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant heretofore entered into that certain Office Lease dated May 17, 2005 for the lease of approximately 21,244 rentable square feet known as Suite 200 (the “Original Premises”); and
WHEREAS, the Lease was amended by that certain First Amendment to Office Lease dated February 21, 2008 (the “First Amendment”) which added approximately 3,229 rentable square feet (the “First Expansion Space”); and
WHEREAS, the Lease was further amended by that certain Second Amendment to Office Lease dated February 27, 2008 (the “Second Amendment”); and
WHEREAS, the Lease was further amended by that certain Third Amendment to Office Lease dated October 20, 2010 (the “Third Amendment”) which added approximately 12,963 rentable square feet (“Suite 190”) and provided for the further expansion of Tenant into approximately 7,224 rentable square feet (“Suite 250”) which would not commence until January 1, 2014; and
WHEREAS, the Lease was further amended by that certain Fourth Amendment to Office Lease dated June 6, 2011 (the “Fourth Amendment”) which added approximately 3,935 rentable square feet (“Suite 175A”) and revised the terms concerning the further expansion into Suite 250 (the Lease, First Amendment, Second Amendment, Third Amendment and Fourth Amendment collectively referred to as the “Lease”); and
WHEREAS, the Original Premises, the First Expansion Space, Suite 190 and Suite 175A collectively total approximately 41,371 rentable square feet (collectively the “Existing Premises”) located in the building (the “Building”) located at 6501 Weston Parkway, Cary, North Carolina 27513, within that certain complex known as Weston Corporate Park (the “Park”), which space is more particularly described in the Lease; and
WHEREAS, Landlord and Tenant desire to further expand the Existing Premises by approximately 11,908 rentable square feet (“Suite 150”).
NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1. Incorporation of Recitals and Definitions. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. Amendment of Article 1. Lease of Premises.
(I.) Commencing as of the date (the “Suite 150 Expansion Date”) that Substantial Completion (as defined in Exhibit B hereto) of the Suite 150 Improvements (as defined below) occurs, the following paragraphs of Article 1, Section 1.01 of the Lease are hereby amended as follows:
“(a) Leased Premises. The Lease is hereby amended by substituting Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Existing Premises are striped and Suite 150 is cross-hatched, in lieu of Exhibit A attached to the Lease. The Existing Premises and Suite 150 shall collectively hereinafter be referred to as the “Leased Premises” under the Lease.
(b) Rentable Area.
Existing Premises: approximately 41,371 rentable square feet
Suite 150: approximately 11,908 rentable square feet
Leased Premises: approximately 53,279 rentable square feet
(c) Tenant’s Proportionate Share.
Existing Premises: 44.02%
Suite 150: 12.67%
Leased Premises: 56.69%
(d) Minimum Annual Rent.
Suite 150:

01/01/2012 — 06/30/2012	$0.00	(6 months)
07/01/2012 — 12/31/2012	$114,435.90	(6 months)
01/01/2013 — 12/31/2013	$234,593.52
01/01/2014 — 12/31/2014	$240,458.40
01/01/2015 — 12/31/2015	$246,469.80
01/01/2016 — 12/31/2016	$252,631.56
01/01/2017 — 01/31/2017	$21,578.95	(1 month)
(e) Monthly Rental Installments.
Suite 150:

01/01/2012 — 06/30/2012	$0.00	(6 months)
07/01/2012 — 12/31/2012	$19,072.65	(6 months)
01/01/2013 — 12/31/2013	$19,549.46
01/01/2014 — 12/31/2014	$20,038.20
01/01/2015 — 12/31/2015	$20,539.15
01/01/2016 — 12/31/2016	$21,052.63
01/01/2017 — 01/31/2017	$21,578.95	(1 month)

Provided the Amendment is fully executed by September 30, 2011: (i) in the event that the Suite 150 Expansion Date occurs prior to January 1, 2012, then Tenant shall be entitled to occupy Suite 150, and Minimum Annual Rent shall abate for the period between the Suite 150 Expansion Date and January 1, 2012; (ii) in the event that the Suite 150 Expansion Date occurs later than January 1, 2012, for reasons other than Tenant Delay or Force Majeure, then the end date of the six (6) months of abated Minimum Annual Rent and start date of the first Minimum Annual Rent payment shall be adjusted accordingly (except that the expiration date shall not be extended beyond January 31, 2017); (iii) in the event the Suite 150 Expansion Date occurs later than January 1, 2012 due to Force Majeure, then all of the dates contained in the foregoing schedule shall be adjusted accordingly; and (iv) in the event the Suite 150 Expansion Date occurs later than January 1, 2012 due to Tenant Delay, then the Suite 150 Expansion Date shall be deemed to have occurred on the date that Substantial Completion of the Suite 150 Improvements would have occurred but for such Tenant Delay. The foregoing schedule shall be in addition to, and not in derogation of, the Minimum Annual Rent for the Existing Premises and the Suite 250 Expansion Space set forth in the Lease.
(f) Base Year: 2012 for Suite 150.
(g) Target Suite 150 Expansion Date: January 1, 2012.
(h) Lease Term. The Lease is hereby modified to reflect that the Lease Term for Suite 150 shall commence on the Suite 150 Expansion Date and shall continue for a period of five (5) years and one (1) month (the “Suite 150 Expansion Term”) which shall be coterminous with the Lease Term.”
(II.) Commencing on January 1, 2014 (the “Suite 250 Expansion Date”), the following paragraphs of Article 1, Section 1.01 of the Lease are hereby amended as follows:
(a) Leased Premises. The Lease is hereby amended by substituting Further Amended Exhibit A, attached hereto and incorporated herein by reference, on which the Existing Premises and Suite 150 are striped and Suite 250 (also known as the Suite 250 Expansion Space) is cross-hatched, in lieu of Amended Exhibit A attached to the Lease. The Existing Premises, Suite 150 and Suite 250 shall collectively hereinafter be referred to as the “Leased Premises” under the Lease.
(b) Rentable Area.
Existing Premises and Suite 150: approximately 53,279 rentable square feet
Suite 250: approximately 7,224 rentable square feet
Leased Premises: approximately 60,503 rentable square feet
(c) Tenant’s Proportionate Share.
Existing Premises and Suite 150: 56.69%
Suite 250: 7.69%
Leased Premises: 64.38%
Except as specifically modified by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect, including without limitation provisions relating to the payment of all Minimum Annual Rent and Additional Rent for the Suite 250 Expansion Space.
3. Construction of Suite 150 Improvements. Landlord shall construct and install all leasehold improvements to Suite 150 (the “Suite 150 Improvements”) in accordance with Exhibit B attached hereto and made a part hereof. Landlord shall use reasonable speed and diligence to Substantially Complete the Suite 150 Improvements on or before the Target Suite 150 Expansion Date.

4. Parking. Section 16.11. In addition to Tenant’s non-exclusive use of the four (4) parking spaces as set forth in Section 16.11 of the Lease, Landlord shall grant Tenant one (1) reserved parking space designated for the Building, as shown on the attached Exhibit A.
5. Representations and Warranties.
(a) Tenant represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized and if such state is not the state in which the Leased Premises is located, that it is authorized to do business in such state; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord’s request, shall provide Landlord with evidence of such authority.
(b) Landlord represents and warrants to Tenant that (i) Landlord is duly organized, validly existing and in good standing in accordance with the laws of the state under which it was organized and if such state is not the state in which the Leased Premises is located, that it is authorized to do business in such state; (ii) all action necessary to authorize the execution of this Amendment has been taken by Landlord; and (iii) the individual executing and delivering this Amendment on behalf of Landlord has been authorized to do so, and such execution and delivery shall bind Landlord. Landlord, at Tenant’s request, shall provide Tenant with evidence of such authority.
6. Brokers. Except for Synergy Commercial Advisors, whose commission shall be paid by Landlord, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.
7. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.
8. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Lease is hereby ratified and confirmed by Landlord and Tenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.
(SIGNATURES CONTAINED ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

By:	Duke Realty Corporation, its General Partner

	By:	/s/ Jeffrey B. Sheehan Jeffrey B. Sheehan Senior Vice President Raleigh

TENANT:

SCIQUEST, INC., a Delaware corporation

	By:	/s/ Jennifer Kaelin Name: Jennifer Kaelin
Title: VP of Finance